Exhibit 1.02


                                Joinder Agreement



         THIS JOINDER AGREEMENT (this "Agreement") dated as of August 7, 2002, is by and between SCANA Corporation, a South Carolina corporation (the "Company"), and BNY Capital Markets, Inc., a New York corporation ("BNY"). Except as otherwise defined in this Agreement, terms defined in the Selling Agency Agreement (as defined herein) are used herein as defined therein.

                                   WITNESSETH:

         WHEREAS, the Company has entered into the Selling Agency Agreement dated January 23, 2002, as amended prior to the date hereof (the "Selling Agency Agreement"), with UBS Warburg LLC, Credit Suisse First Boston Corporation, Banc of America Securities LLC and Wachovia Securities, Inc., formerly known as First Union Securities, Inc.; and

         WHEREAS, the Company desires to appoint BNY as an additional agent in connection with the offering and sale of the Notes from time to time.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         Section 1. Appointment of the Bank as an Agent. Pursuant to Section 2(c) of the Selling Agency Agreement, the Company appoints BNY as an additional agent in connection with the offering and sale of the Notes from time to time, whether as Agent or Purchaser.

         Section 2. Agreement of Bank. Pursuant to Section 2(c) of the Selling Agency Agreement, BNY accepts and agrees to the
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appointment pursuant to Section 1 above.

         Section 3. Effect of Appointment. Pursuant to Section 2(c) of the Selling Agency Agreement, BNY shall be subject to and bound by, and entitled to the benefits of, all the terms and conditions of the Selling Agency Agreement applicable to an Agent and/or Purchaser.

         Section 4. Miscellaneous. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.


SCANA CORPORATION                           BNY CAPITAL MARKETS, INC.



By:      s/Cathy Y. Kirven            By:      s/Dan Klinger
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Its:     Treasurer                    Its:     Vice President
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